                                       NEWS RELEASE

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15301 w. 109TH Street    Phone: 913-647-0158     Fax:  913-647-0132
Lenexa, KS  66219                                investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS CORPORATION ANNOUNCES RECEIPT OF NOTICE FROM AMERICAN STOCK EXCHANGE

Lenexa, Kansas (October 29, 2003) - Elecsys Corporation (AMEX: ASY), today announced that it received a notice on October 27, 2003 from the American Stock
Exchange (the "Amex" or "Exchange") Staff indicating that the Company no longer complies with the Exchange's continued listing standards. Such criteria include minimum levels of stockholders' equity and required net earnings in a minimum number of prior fiscal years. The Company had sustained losses in prior fiscal years as a result of the operations of its subsidiaries, including its subsidiary that was sold in fiscal year 2002. The Company will submit a plan to the Amex Qualifications Department setting forth definitive actions that management expects will bring the Company into conformity with the Exchange's continued listing standards within an agreed upon period subsequent to receipt of the notice.

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc. ("DCI"), is a designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers ("OEMs") in the medical, aerospace, communications, and industrial product industries. The Company has unique capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components. The Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and
www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this news release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the most recent fiscal year. Additional risks and uncertainties include Elecsys Corporation's ability to maintain listing of its securities on the American Stock Exchange. The reader is cautioned that Elecsys
Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of
Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.